UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
  _________________________________________________________________
SCHEDULE 14
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)
 _________________________________________________________________
Filed by the Registrant  ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
AXONICS, INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On April 15, 2022, Axonics, Inc. (the “Company,” “we”, “our”, “us” or “Axonics”) filed its Definitive Proxy Statement on Schedule 14A (the “Original Proxy Statement”) with the Securities and Exchange Commission for its 2022 Annual Meeting of Stockholders, which will be held virtually on May 25, 2022 at 12:00 p.m. Eastern Time (the “Annual Meeting”).
As described in Proposal 6 included in the Original Proxy Statement, the Company is requesting that its stockholders approve an amendment (the “Plan Amendment”) to the Company’s 2018 Omnibus Incentive Plan (the “Plan”) to increase the number of shares of common stock available for the grant of equity compensation awards thereunder. The Plan Amendment was attached as Exhibit C to the Original Proxy Statement.
This Amendment to the Original Proxy Statement (this “Amendment”) is being filed to reduce the number of additional shares of common stock proposed to be made available under the Plan pursuant to the Plan Amendment from 3,100,000 shares to 2,500,000 shares (the “Plan Share Change”). Accordingly, this Amendment (i) makes certain changes to the “Notice of Virtual Annual Meeting of Stockholders” and “Questions and Answers About the Virtual Annual Meeting and Voting” sections of the Original Proxy Statement, (ii) amends and restates Proposal 6 included in the Original Proxy Statement in its entirety and (iii) amends and restates Exhibit C to the Original Proxy Statement in its entirety, in each case to reflect the Plan Share Change.

Except as specifically discussed in this Explanatory Note, this Amendment does not otherwise modify or update any other disclosures in the Original Proxy Statement. This Amendment should be read together with the Original Proxy Statement, which should be read in its entirety, and from and after the date of this filing any references to “Proxy Statement” are to the Original Proxy Statement as amended by this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PLAN AMENDMENT, AS MODIFIED BY THIS AMENDMENT.

Stockholders who have already voted their shares of Axonics stock need not take any action. However, you may revoke your proxy at any time before the vote is taken at the virtual Annual Meeting. If you are a stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described below (and until the applicable deadline for each method); (ii) providing written notice of revocation to our Secretary at our corporate headquarters located at 26 Technology Drive, Irvine, CA 92618, prior to your shares being voted; or (iii) participating in the virtual meeting and voting. Attendance at the virtual meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting or specifically so request. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the online meeting and voting.

Stockholders who have not yet voted their shares of Axonics stock are encouraged to do so. Stockholders of record can vote by proxy or by attending the Annual Meeting and voting. The persons named as proxies on the proxy card were designated by the Board and are members of Axonics management. If you vote by proxy, you can do so by submitting a proxy over the Internet or by telephone as described below. If you are the beneficial owner of shares held in street name, please refer to the information forwarded by your broker to see which voting options are available to you and to see what steps you must follow if you choose to attend the virtual Annual Meeting to vote your shares.

•Submit a Proxy by Internet: You can submit a proxy over the Internet in advance of the virtual Annual Meeting by following the instructions provided on the proxy card or the voting instruction card provided to you by your broker, if applicable.
•Submit a Proxy by Telephone: If you requested to receive printed proxy materials, you can submit a proxy by telephone in advance of the virtual Annual Meeting pursuant to the instructions provided on the proxy card or by following the voting instruction card provided to you by your broker, if applicable.
•Vote in Person at the Annual Meeting: If you are a stockholder of record, you may attend the Annual Meeting and vote via the virtual meeting website, www.virtualshareholdermeeting.com/AXNX2022, where stockholders may vote and submit questions during the meeting. Please have your 16‑digit control number to join the Annual Meeting. Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/AXNX2022. Even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting. The method you use to vote will not limit your right to vote at the

Annual Meeting if you decide to attend the virtual Annual Meeting. If you are the beneficial owner of shares, held in “street name,” you must obtain a legal proxy, executed in your favor by your broker, to be able to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. We encourage you to submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed. Regardless of whether you plan to attend the Annual Meeting, and regardless of the number of shares of our stock that you own, it is important that your shares are represented at the Annual Meeting.

If you have any questions, please contact Kingsdale Advisors, our proxy solicitor, by telephone at (866) 851-3215 (stockholders) and (416) 867-2272 (banks and brokerage firms), or by email at contactus@kingsdaleadvisors.com.

AMENDMENTS TO THE ORIGINAL PROXY STATEMENT

Notice of Virtual Annual Meeting of Stockholders

Proposal 6 in the “Notice of Virtual Annual Meeting of Stockholders” section of the Original Proxy Statement is hereby amended to replace the reference to “3,100,000 shares” with “2,500,000 shares” therein.

Questions and Answers About the Virtual Annual Meeting and Voting

The sixth bullet point of Question 12 and the sixth bullet point of Question 14 in the “Questions and Answers About the Virtual Annual Meeting and Voting” section of the Original Proxy Statement are each hereby amended to replace the references to “3,100,000 shares” with “2,500,000 shares” therein.

Proposal 6

Proposal 6 included in the Original Proxy Statement is hereby amended and restated in its entirety to read as follows:

PROPOSAL 6 — APPROVAL OF AMENDMENT TO 2018 PLAN TO INCREASE SHARES AVAILABLE THEREUNDER
The compensation committee of the Board consists entirely of independent directors and its functions include, among other things, reviewing and making any modifications or amendments to the 2018 Plan. However, any amendment to the 2018 Plan shall be contingent on the approval of stockholders to the extent stated by the Board, required by applicable law, or required by applicable securities exchange listing requirements.
Accordingly, stockholders are being asked for the first time to approve an amendment (the “Plan Amendment”) to the 2018 Plan, which would increase the number of shares of our common stock available for the grant of equity compensation awards under the 2018 Plan by 2,500,000 shares.
A copy of the proposed Plan Amendment is attached hereto as Exhibit C, and we urge you to read Exhibit C in its entirety before casting your vote.
Required Vote of Stockholders
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal is required for the approval thereof. Abstentions will have the same effect as votes “AGAINST” this Proposal.
Proxies received in response to this solicitation will be voted “FOR” the approval of the Plan Amendment otherwise specified in the proxy.
Board Recommendation
The Board, upon the recommendation of the compensation committee, has unanimously approved and adopted the Plan Amendment, subject to stockholder approval.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PLAN AMENDMENT.
Conditionality of Other Proposals
This Proposal is conditioned upon the approval by our stockholders of Proposal 4, and this Proposal will not be adopted if our stockholders do not approve Proposal 4.
Background and Purpose of the Proposal
In 2018, the Board adopted the 2018 Plan, which became effective in connection with our IPO, on October 18, 2018. The purpose of the 2018 Plan is to enhance the ability of the Company and its affiliates to attract, retain, and motivate employees, consultants, and non-employee directors, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the Company. The 2018 Plan also allows the Company to promote greater ownership in the Company by such persons in order to align their interests more closely with the interests of the Company’s stockholders. The Board believes that growth in stockholder value depends on, among other things, the Company’s continued ability to attract and retain employees and other service providers with the experience and capacity to perform at the highest levels in a competitive labor market. The 2018 Plan is a broad-based plan that includes as participants employees in a range of strategic roles, ranging from senior executives to key managers. If the Company’s stockholders do not approve the Plan Amendment, the Company’s ability to compensate its key service providers with equity compensation will be significantly limited.
The Board recognizes that equity compensation awards dilute stockholders’ equity. Therefore, the Board is committed to continuing to carefully and responsibly manage the Company’s equity compensation practices. In 2021, as the Company continued to recover from the peak of the negative impact from the COVID-19 pandemic, the Company focused on the retention of key employees who would play critical roles in its on-going business recovery and strategic positioning efforts. Given the Company’s belief that its cash on hand could better be used at the time to fund activities in pursuit of the Company’s strategic objectives, as well as the highly competitive labor market in the Company’s industry and the geographic areas in which it operates, the Board felt that it was in the best interests of the Company and its stockholders to use equity awards in greater amounts than previously were anticipated to ensure the retention and continued motivation of key employees at various levels. Accordingly, awards covering 853,684 shares were granted under the 2018 Plan in 2021, with awards covering an aggregate of 36,986, 197,999 and 618,699 being granted to non-employee directors, executive officers and other employees of the Company, respectively.
The Company’s ability to retain and motivate key employees as it did through the 2021 retention equity awards has played a significant role in enabling the Company to be in a stronger position to deliver stockholder value as the Company and its industry as a whole emerge from the COVID-19 pandemic. Below is a summary of certain facts that demonstrate achievements of the Company in 2021 in which the Company believes the retention and motivation of key employees to have played a critical role:
•Net revenue was $180.3 million in fiscal year 2021, an increase of 62% compared to $111.5 million in the prior year.
•SNM revenue was $157.6 million, of which $153.8 million was generated in the U.S. and the remainder in select international markets.
•Bulkamid revenue was $22.7 million, of which $12.7 million was generated in the U.S. and the remainder in international markets.
•Gross margin was 64.2% in fiscal year 2021 compared to 60.2% in the prior year.
If the Plan Amendment is not approved, the Company may have to significantly increase cash-based compensation, which may not necessarily link compensation with stockholder value creation and which may use cash that could be better utilized if reinvested in the Company’s business, including for important capital expenditures that are part of the Company’s strategic plan. Using a larger amount of cash for executive compensation also may strain the Company’s liquidity position as the Company continues to recover from the peak of the negative impact of the COVID-19 pandemic, which still is impacting the Company.
Set forth below is certain information regarding overhang and dilution as of April 1, 2022:
•There were 46,999,112 shares of common stock outstanding;
•There were 448,814 shares available for grant under the 2018 Plan;
•The total number of shares of common stock subject to outstanding equity awards (1,510,951 shares, excluding 1,268,530 shares of restricted stock subject to vesting conditions that are included in the number of shares of common stock outstanding set forth above) represents an overhang percentage of approximately 3%;
•There were no outstanding stock options with exercise prices greater than the closing price of our common stock as reported by the Nasdaq Global Select Market on April 1, 2022;
•The proposed additional shares available for equity awards under the 2018 Plan (2,500,000 shares) represent an overhang percentage of approximately 5%;
•The total number of shares subject to outstanding equity awards (1,510,951 shares, excluding 1,268,530 shares of restricted stock subject to vesting conditions that are included in the number of shares of common stock outstanding set forth above) plus the proposed additional shares for equity awards under the 2018 Plan (2,500,000 shares) represents an overhang percentage of approximately 9%; and
•The total number of shares subject to outstanding equity awards, noting there were no outstanding stock options with exercise prices greater than the closing price of our common stock as reported on the Nasdaq Global Select Market on April 1, 2022 to exclude (1,510,951 shares, excluding 1,268,530 shares of restricted stock subject to vesting conditions that are included in the number of shares of common stock outstanding set forth above), plus the proposed additional shares for equity awards under the 2018 Plan (2,500,000 shares) represents an overhang percentage of approximately 9%.
Equity awards outstanding under the 2018 Plan and 2014 Plan are summarized in the table below:

Outstanding appreciation awards (options) under all plans	Weighted-average exercise price of options	Weighted-average remaining term of options	Full value awards outstanding under all plans (including PRSUs at target)	Number of shares available for grant under the 2018 Plan (including PRSUs at target)
1,327,533	$18.20	4.93	1,451,948	448,814
Based on the closing price of our common stock as reported by the Nasdaq Global Select Market on April 1, 2022 of $64.42 per share, the aggregate market value as of April 1, 2022 of the 2,500,000 additional shares requested under the Plan Amendment was $161,050,000.

In determining the number of proposed additional shares under the 2018 Plan, the Board evaluated a number of factors, including our historical and recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal.
We anticipate that the shares requested in connection with the approval of the Plan Amendment will last for approximately four years given the Company’s expectations for the amount of awards that will be granted over that time period.
Corporate Governance Aspects of the 2018 Plan
The 2018 Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between incentive compensation arrangements for eligible plan participants and our stockholders’ interests. These provisions include, but are not limited to, the following:
•Equity awards are subject to clawback under any applicable Company clawback policy and all applicable laws requiring the clawback of compensation.
•Equity awards held by a participant may be forfeited upon the participant’s termination for “cause” or if the participant engaged in “detrimental conduct.”
•Stock options and SARs generally may not be granted with discounts and the 2018 Plan specifically prohibits the repricing of stock options or SARs without stockholder approval.
•The maximum term of each stock option and SAR is 10 years.
•The 2018 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance will be automatically replenished.
•The 2018 Plan does not provide for automatic grants to any participant.
•The 2018 Plan generally does not pay dividends or dividend equivalents on any equity award or portion thereof that is unvested or on any equity award that is subject to the achievement of performance criteria before the equity award has become earned and payable, and dividends on restricted shares shall be subject to the same restrictions as the restrictions to which their underlying shares are subject.
•The 2018 Plan provides for share limits on incentive stock options.
Summary of the Amendment

The Plan Amendment would increase the number of shares of common stock available for awards under the 2018 Plan by 2,500,000 shares. Further, in connection with and contingent on the stockholder approval of the foregoing, the compensation committee has recommended that the Board amend the 2018 Plan to require a minimum vesting period with respect to all awards under the 2018 Plan and to prohibit the recycling of shares subject to awards. No other amendments to the 2018 Plan would be effectuated by the Plan Amendment. All other terms of the 2018 Plan will continue to apply in the same manner if the Plan Amendment is approved by the Company’s stockholders.
Summary of the 2018 Plan, as Proposed to be Amended
The principal features of the 2018 Plan, as proposed to be amended by the Plan Amendment, are summarized below. The following summary of the 2018 Plan does not purport to be a complete description of all of the provisions of the 2018 Plan. It is qualified in its entirety by reference to the complete text of the 2018 Plan, which is attached as Exhibit 10.8 to Amendment No. 2 to Form S-1 filed on October 25, 2018 and incorporated in this proposal by reference, and the Amendment, which is attached as Exhibit C hereto.
Eligibility
Eligibility to participate in the 2018 Plan is limited to our and our affiliates’ employees, officers, non-employee directors, and consultants as determined from time to time by the compensation committee. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of April 1, 2022, 6 officers, 538 other employees, 6 non-employee directors and no consultants or advisors of the Company and its affiliates were eligible to participate in the 2018 Plan.
Administration
The 2018 Plan is administered by the compensation committee of the Board. The compensation committee reviews and approves (or it deems appropriate, makes recommendations to our full Board regarding), modifications to the 2018 Plan. Subject to the terms of the 2018 Plan, the compensation committee has the authority to (i) grant and amend equity awards, (ii) interpret any provision of the 2018 Plan, any equity award or any award agreement and (iii) make all determinations and decisions necessary for the administration of the 2018 Plan. All determinations and decisions by the compensation committee under the 2018 Plan are in its sole discretion and are final and binding. However, the Board has retained the right to exercise the authority of the compensation committee to the extent consistent with applicable law and the applicable requirements of any stock exchange.
Number of Authorized Shares
The Board adopted the 2014 Plan on March 12, 2014 and our stockholders approved the 2014 Plan on the same date. No further grants have been made under the 2014 Plan since the effectiveness of the 2018 Plan on October 18, 2018. On and following October 18, 2018, all future grants of equity compensation awards have been under the 2018 Plan.
The 2018 Plan provides for equity awards based on shares of our common stock. Subject to adjustment as described below, the total number of shares authorized to be awarded under the 2018 Plan shall not exceed the sum of 4,500,000, which includes the number of shares authorized and available for issuance under the 2014 Plan as of October 18, 2018. The Board does not believe that the number of shares available for issuance under the 2018 Plan is sufficient in light of the Company’s compensation strategy.
The number of additional shares of common stock being authorized for issuance under the 2018 Plan is 7,000,000 shares, including 2,500,000 newly authorized shares under the Plan Amendment, subject to the approval of this Proposal by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal.
Prohibition on “Liberal” Share Recycling
The 2018 Plan does not allow for the re-granting of shares that are withheld to pay the exercise price of options or that are delivered or withheld to satisfy the tax withholding obligations with respect to any award.
Adjustments
If the number of outstanding shares of our common stock is increased or decreased or the shares are changed into or exchanged for a different number or kind of shares or other securities of our Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, stock dividend, or other change in the capital structure of our Company then appropriate adjustment will be automatically made to (i) the aggregate number and kind of shares subject to the 2018 Plan, (ii) the number and kind of shares and the exercise price or purchase price per share subject to outstanding award agreements, and (iii) the limits on the number of shares subject to the 2018 Plan, all in order to preserve, as nearly as practical, but not to increase, the benefits to participants.
Transferability
Awards granted under the 2018 Plan generally cannot be transferred, except by will or the laws of descent and distribution. Additionally, a 2018 Plan participant generally has no rights as a stockholder with respect to any shares covered by an equity award until he or she becomes the record holder of the shares.
Types of Awards
The 2018 Plan permits the issuance of multiple types of awards. This breadth of award types enables the compensation committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. The 2018 Plan permits the granting of any or all of the following types of equity awards:
•Stock Options. The 2018 Plan provides for the grant of options to purchase shares of common stock at exercise prices. An option that the compensation committee intends to be an ISO may be granted only to our employees and will be subject to and construed consistently with the requirements of Section 422 of the Code. An option that does not qualify as an ISO is referred to as a NSO.
•Stock Appreciation Rights. The 2018 Plan provides for the grant of SARs, which may be awarded either alone or in tandem with, or as a component of, other equity awards. The applicable award agreement will include information about the terms and conditions under which a SAR will be exercisable, including any performance requirements.
•Restricted Stock. The 2018 Plan provides for the grant of restricted stock awards. In general, a restricted stock award is an award of actual shares of common stock issued in the participant’s name that are subject to certain vesting requirements and that we may hold until the applicable vesting date, at which time the shares are released to the participant. The compensation committee will determine the terms and conditions of any restricted stock award. A restricted stock award holder will have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in the restricted stock agreement.

•Restricted Stock Units. The 2018 Plan provides for the grant of RSUs. An RSU represents the right to receive one share of common stock upon the applicable vesting date, but no share is actually issued until vesting. An RSU may be settled in cash rather than stock to the extent provided in the applicable award agreement. Generally, a holder of RSUs will not have any rights of a stockholder but the compensation committee may provide that the holder is entitled to receive dividend equivalent rights.
•Performance Awards. The 2018 Plan provides for the grant of any equity award to be made subject to the attainment of performance goals over a performance period established by the compensation committee.
•Other Stock-Based Awards. The Board may grant other equity awards, either alone or in addition to or in conjunction with other equity awards, under the 2018 Plan, based upon our common stock, having terms and conditions as the compensation committee may determine.
Clawback
Except as otherwise provided by the Board, if an equity award recipient engages in “detrimental conduct” (as defined by the 2018 Plan), whether during the employee’s employment or after termination of employment, in addition to any other penalties or restrictions that may apply under state law or otherwise, the employee will forfeit or pay the Company: (i) any and all outstanding equity awards granted to the employee, including awards that have become vested or exercisable; (ii) any cash or shares received by the employee under the 2018 Plan during the 12-month period immediately before the date the Company determines the employee engaged in detrimental conduct; and (iii) the profit realized by the employee from the sale, or other disposition for consideration, of any shares received by the employee under the 2018 Plan during the 12-month period immediately before the date the Company determines the employee has engaged in detrimental conduct.
Vesting Conditions
All awards are subject to a minimum vesting requirement such that no award may vest prior to the first anniversary of the grant date of such award, except that up to 5% of the shares reserved under the 2018 Plan may be granted subject to awards exempt from this minimum vesting requirement. Stock options and restricted shares awards vest based on service conditions, typically over four years. Performance-based restricted stock units typically vest after one year only if we have also achieved certain performance objectives as defined and approved by the Board. Equity awards held by our non-employee directors generally vest over a one-year period from the grant date, subject to continuous service. All equity awards held by our non-employee directors vest in full immediately prior to the occurrence of a change in control or upon the holder’s death or disability.
Change in Control
In the event of a “change in control” (as defined in the 2018 Plan), either of the following provisions will apply to 2018 Plan equity awards outstanding at the time, depending on whether, and the extent to which, the equity awards are assumed, converted or replaced by the resulting entity in the change in control (and unless otherwise provided in the applicable award agreement):
•If the equity awards are not assumed, converted or replaced by the resulting entity in the change in control, then those equity awards will become fully exercisable and all restrictions on the equity awards will lapse, except for performance awards, for which the target payout opportunities attainable will be deemed to have been fully earned as of the change in control based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level or (ii) the actual level of achievement of all relevant performance goals against target as of the fiscal quarter end preceding the change in control.
•If the equity awards are assumed, converted or replaced by the resulting entity in the change in control, and if, within 24 months after the change in control, the grantee is involuntarily terminated or resigns for good reason, if permitted under the applicable award agreement, the grantee’s equity awards will become fully exercisable and all restrictions on the equity awards will lapse, except for performance awards, for which the target payout opportunities attainable will be deemed to have been fully earned as of the involuntary termination based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals against target as of the fiscal quarter end preceding the change in control.
Term, Termination and Amendment of the 2018 Plan
Unless earlier terminated by the Board, the 2018 Plan will terminate on, and no further equity awards may be granted after, October 18, 2028. The compensation committee may amend, suspend or terminate the 2018 Plan as to any equity awards that have not been made. No alteration, amendment, suspension or termination of the 2018 Plan may, without participant consent, materially impair rights or obligations under any outstanding equity award. The compensation committee may amend, modify or supplement the terms of any outstanding equity award, including modification of awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy or custom.
New Plan Benefits
A new plan benefits table for the 2018 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2018 Plan if the Plan Amendment was then in effect, as described in the SEC proxy rules, are not provided because all equity awards made under the 2018 Plan are made at the compensation committee’s discretion, subject to the terms and conditions of the 2018 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2018 Plan are not determinable at this time.
Equity Compensation Plan Information Table
Securities authorized for issuance under equity compensation plans as of December 31, 2021 were as follows:

Equity Compensation Plan Information at 2021 Fiscal Year End

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (a)(2)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)(3)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(4)
Equity Compensation Plans Approved by Security Holders(1)	1,427,892	(2)	18.13	(3)	950,354
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	1,427,892		18.13		950,354
_____________________________________________
(1)    Consists of the 2014 Plan and the 2018 Plan. Both of our equity compensation plans under which options, warrants and rights were outstanding or available for future issuance as of December 31, 2021 have been approved by security holders.
(2)    Consists of 277,505 shares of common stock underlying outstanding options under the 2014 Plan and 1,150,387 shares of common stock underlying outstanding options under the 2018 Plan. Does not include 1,102,034 shares of restricted stock-based awards issued under the 2018 Plan, which were issued and outstanding but subject to forfeiture in the event of the holder’s termination of service as of December 31, 2021, or 250,464 restricted stock units issued under the 2018 Plan, subject to vesting or forfeiture in the event of the holder’s termination of service as of December 31, 2021.
(3)    Represents the weighted average exercise price of outstanding options and is calculated without taking into account shares of common stock subject to outstanding restricted stock units that become issuable without the payment of a purchase price as those units vest. As of December 31, 2021, the weighted average exercise price of options under the 2014 Plan was $1.57, the weighted average exercise price of options under the 2018 Plan was $22.12.
(4)    Consists of shares that were available for future issuance under the 2018 Plan.
Federal Income Tax Information
The following is a brief summary of the U.S. federal income tax consequences of the 2018 Plan generally applicable to the Company and to participants in the 2018 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Further, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
Nonstatutory Stock Options
A participant generally will not recognize taxable income upon the grant or vesting of an NSO with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an NSO, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.
Incentive Stock Options
A participant generally will not recognize taxable income upon the grant of an ISO. If a participant exercises an ISO during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were an NSO). If a participant sells or otherwise disposes of the shares acquired upon exercise of an ISO after the later of (i) one year from the date the participant exercised the option or (ii) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an ISO before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
Stock Appreciation Rights.
A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
Restricted Stock Awards, RSUs, and Performance Awards.
A participant generally will not have taxable income upon the grant of restricted stock, RSUs or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.
Other Stock- or Cash-Based Awards.
The U.S. federal income tax consequences of other stock- or cash-based awards will depend upon the specific terms and conditions of each award.
Tax Consequences to the Company.
In the foregoing cases, the Company generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.
Code Section 409A
The Company intends that awards granted under the 2018 Plan will comply with, or otherwise be exempt from, Code Section 409A but makes no representation or warranty to that effect.
Code Section 162(m).
Section 162(m) of the Code generally limits our annual corporate tax deduction for compensation paid to each of our “covered employees” to $1 million. “Covered employees” include anyone who served as Chief Executive Officer or Chief Financial Officer during any part of a year and the next three most highly compensated NEOs for that year. In addition, once a person is considered a “covered employee,” that person remains a covered employee in all subsequent years (including after the person leaves our service or changes roles).
The American Rescue Plan Act of 2021 updated Section 162(m) of the Code, effective in 2026, to expand the number of “covered employees” subject to the $1 million deduction limit to include the next five highest compensated employees of the Company. However, this new group of employees will not retain the perpetual “covered employee” status and will be determined annually. Consequently, we generally will not be entitled to a U.S. tax deduction for compensation paid in any year to our NEOs and our other “covered employees” in excess of $1 million. The compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements may impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible and, accordingly, income recognized from equity or other awards may be non-deductible. Our compensation committee continues to assess the impact of the amendments to Section 162(m) and other changes contained in the Tax Cuts and Jobs Act and the American Rescue Plan Act of 2021 on our executive compensation programs in the future and, in any event, retains the discretion to provide compensation which may not be deductible by reason of Section 162(m).
We have not provided or committed to provide any NEO with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related sections of the Code provide that an executive officer and certain persons who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.
Tax Withholding
The Company or an affiliate, as the case may be, may deduct from payments of any kind otherwise due to a grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an award, (ii) upon the issuance of any shares upon the exercise of an option or SAR, or (iii) otherwise due in connection with an award. The Company or the affiliate, as the case may be, may require or permit the grantee to satisfy such obligations, in whole or in part, (A) by causing the Company or the affiliate to withhold up to the maximum required number of shares otherwise issuable to the grantee as may be necessary to satisfy such withholding obligation or (B) by delivering to the Company or the affiliate shares already owned by the grantee.

Exhibit C

Exhibit C to the Original Proxy Statement is hereby amended and restated in its entirety to read as follows:

EXHIBIT C

FIRST AMENDMENT TO THE AXONICS, INC. 2018 OMNIBUS INCENTIVE PLAN

WHEREAS, Axonics, Inc., a Delaware corporation (“Company”), established and sponsors the Axonics, Inc. 2018 Omnibus Incentive Plan (the “Plan”);

WHEREAS, the Company and its stockholders previously approved and adopted the Plan, effective on October 18, 2018;

WHEREAS, the Plan reserved for issuance an aggregate of 4,500,000 shares of the Company’s common stock thereunder (the “Shares”);

WHEREAS, the Board of the Directors of the Company (“Board”) desires to amend the Plan to increase the number of Shares available for issuance under the Plan by 2,500,000;

WHEREAS, pursuant to Section 5.2 of the Plan, the Board has the right to amend the Plan at any time, with any such amendment contingent on the approval of the Stockholders of the Company to the extent stated by the Board, required by applicable law, or required by applicable securities exchange listing requirements; and

WHEREAS, in connection with and contingent on the Stockholders approving the amendment to the Plan to increase the number of Shares available for issuance under the Plan, the Board desires to amend the Plan to require a minimum vesting period with respect to all Awards and to prohibit the recycling of shares subject to Awards.

NOW, THEREFORE, pursuant to the power reserved by Section 5.2 of the Plan, the Board hereby amends the Plan as follows (defined terms used herein, but not otherwise defined in this Amendment, shall have the meanings ascribed to them in the Plan), subject to and effective upon approval by the Company’s stockholders at the Annual Meeting of Stockholders on May 25, 2022, of the amendment to increase the number of Shares available for issuance under the Plan:

1.The first sentence of Section 4.1 of the Plan is amended in its entirety to read as follows: “Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall not exceed the sum of (1) 7,000,000 Shares and (2) the number of Shares available for the grant of awards as of the Effective Date under the Prior Plan.”

2.Section 2 of the Plan is amended to add a definition of “Minimum Vesting Requirement” as follows:

“Minimum Vesting Requirement” means the requirement that no Award may vest prior to the first anniversary of the grant date of such Award; provided, however, that Awards with respect to a maximum of five percent (5%) of the total Shares reserved pursuant to Section 4.1 shall not be subject such Minimum Vesting Requirement; provided, further, that such Minimum Vesting Requirement shall not restrict the right of the Board to provide for the acceleration or continued vesting or exercisability of an award upon or after a Change in Control or Separation from Service pursuant to Sections 15.3 and 17.9.”

1.The first sentence of Section 3.1 is amended in its entirety to read as follows: “Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement, or the certificate of incorporation or the bylaws of the Company, the Board shall, in accordance with the Minimum Vesting Requirement, have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations that the Board deems to be necessary or appropriate to the administration of the Plan.”

2.Subsection (4) of Section 3.1 is amended in its entirety to read as follows: “establish the terms of each Award (including the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Shares subject thereto, and any terms that may be necessary to qualify Options as Incentive Stock Options), provided, however, that notwithstanding any other provision of the Plan to the contrary, all Awards granted under the Plan shall be subject to the Minimum Vesting Requirement.”

3.Section 4.2.5 of the Plan is amended in its entirety to read as follows: “To the extent that the Option Price of any Option and/or tax withholding obligations relating to any Award (whether granted under the Plan or the Prior Plan) are satisfied by delivering Shares to the Company (by either actual delivery or by attestation) or by the Company withholding Shares subject to the Award, the number of such Shares so delivered, attested to, or withheld by the Company shall be deemed delivered for purposes of the limits set forth in Section 4.1 and such Shares shall not be available for future Awards. Upon the exercise of a SAR, the total number of Shares subject to such exercise shall reduce the number of Shares available for delivery under the Plan. Shares that are repurchased by the Company with cash proceeds from a Participant’s exercise of an Option shall not increase the number of Shares available for delivery under the Plan.”

4.Section 8.2 of the Plan is amended in its entirety to read as follows:

“Subject to Section 8.3 and any applicable Minimum Vesting Requirement, each Option shall become exercisable at such times and under such terms (including performance requirements) as may be determined by the Board and stated in the Award Agreement.”

IN WITNESS WHEREOF, this Amendment, to the extent stated above, approved by the Company’s stockholders at the May 25, 2022 Annual Meeting of Stockholders, is hereby executed below by a duly authorized officer of the Company on this May 25, 2022.

[NAME]
[TITLE]

AXONICS, INC.
26 TECHNOLOGY DRIVE
IRVINE, CA 92618

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AXONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Michael H. Carrel	☐	☐	☐
1b. Raymond W. Cohen	☐	☐	☐
1c. David M. Demski	☐	☐	☐
1d. Jane E. Kiernan	☐	☐	☐
1e. Esteban Lopez, M.D.	☐	☐	☐
1f. Robert E. McNamara	☐	☐	☐
1g. Nancy Snyderman, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6:

	For	Against	Abstain
2. To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
3. To approve, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
4. To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (our "Charter") to increase the number of authorized shares of our capital stock from 60,000,000 shares to 85,000,000 shares, and the number of authorized shares of our common stock from 50,000,000 shares to 75,000,000 shares.	☐	☐	☐
5. To approve an amendment to our Charter to (i) reduce the vote required for our stockholders to amend, alter or repeal our Amended and Restated Bylaws from (A) 66 2/3% in voting power of the outstanding shares of our capital stock entitled to vote thereon, to (B) a majority in voting power of the outstanding shares of our capital stock entitled to vote thereon, and (ii) reduce the vote required to amend, repeal, or adopt any provisions of our Charter from (A) the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of our outstanding stock entitled to vote thereon, voting together as a single class, to (B) the affirmative vote of a majority of the voting power of the shares of our outstanding stock entitled to vote thereon, voting together as a single class.	☐	☐	☐
6. To approve an amendment to our 2018 Omnibus Incentive Plan to increase the number of shares of our common stock available for the grant of equity compensation awards thereunder by 2,500,000 shares.	☐	☐	☐

NOTE: To consider and act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

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